Exhibit (a)(i) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K



              Edward D. Jones & Co. Tax-Free Daily Passport Cash Trust

                                  Amendment #1

                             to Declaration of Trust

                            (dated January 25, 2001)

THIS Declaration of Trust is amended as follows:

     1. Delete Section 1 of Article I, Names and Definitions, and substitute in its place the following:

      SECTION 1. NAME. This Trust shall be known as Edward Jones Tax-Free Money Market Fund, and the Trustees may conduct the business of the Trust under that name or any other name as they may determine from time to time.

2. Delete the first paragraph of Section 5, Article III, Beneficial Interest, and substitute in its place the following:

      Section 5. ESTABLISHMENT AND DESIGNATION OF SERIES OR CLASS. Without limiting the authority of the Trustees set forth in Article XII, Section 8, INTER ALIA, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the initial Series shall be, and is established as, Edward Jones Tax-Free Money Market Fund.

     3. Delete Section 9 of Article XII, Miscellaneous, and substitute in its place the following:

      Section 9. USE OF NAME. The Trust acknowledges that Edward D. Jones & Company has reserved the right to grant the non-exclusive use of the name Edward Jones Tax-Free Money Market Fund" or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor, or other business enterprise, and to withdraw from the Trust or one or more Series or Classes any right to the use of the name "Edward Jones Tax-Free Money Market Fund."


John F. Donahue                     Lawrence D. Ellis, M.D.


Thomas G. Bigley                    Peter E. Madden


John T. Conroy, Jr.                 Charles F. Mansfield, Jr.


Nicholas P. Constantakis            John E. Murray, Jr.


John F. Cunningham                  Marjorie P. Smuts


K.    Christopher Donahue           John S. Walsh